Exhibit 10.1

Transaction

Date:	September 4, 2007

To:	Exelon Corporation
10 S. Dearborn Street
Chicago, IL 60603
	Attention:	Thomas Miller

From:	Lehman Brothers, Inc acting as Agent
Lehman Brothers OTC Derivatives Inc., acting as Principal
Andrew Yare - Transaction Management Group
	Facsimile:	646-885-9546 (United States of America)
	Telephone:	212-526-9986

Ref. Numbers:	Global Deal ID: 3324414

Dear Sir or Madam:

The purpose of this communication (this “Confirmation”) is to confirm the terms and conditions of the transaction (the “Transaction”) entered into between Lehman Brothers OTC Derivatives Inc. (“Party A”) and Exelon Corporation (“Party B”) on the Trade Date specified below. This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below. This Confirmation is sent on behalf both Party A and Lehman Brothers Inc. (“LBI”). Lehman Brothers OTC Derivatives Inc. is not a member of the Securities Investor Protection Corporation.

This Confirmation evidences a complete and binding agreement between Party A and Party B as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 1992 ISDA Master Agreement (the “Agreement”) as if we had executed an agreement in such form (but without any Schedule) on the Trade Date of the Transaction. In the event of any inconsistency between the provisions of that agreement, or the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”) and the 2000 ISDA Definitions (the “Swap Definitions”, and together with the Equity Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation. References herein to “Transaction” shall be deemed references to “Swap Transaction” for purposes of the Swap Definitions. In the event of any inconsistency between the Equity Definitions and the Swap Definitions, the Equity Definitions will govern. In the event of any inconsistency between either set of Definitions and this Confirmation, this Confirmation will govern. The Transaction shall constitute a Share Forward Transaction for the purposes of the Equity Definitions and shall be the only Transaction under the Agreement.

The terms of the Transaction to which this Confirmation relates are as follows:

Agent:	LBI is acting as agent on behalf of Party A and Party B for the Transaction. LBI has no obligations, by guarantee, endorsement or otherwise, with respect to the performance of the Transaction by either party.

Trade Date:	September 4, 2007

Buyer:	Party B

LEHMAN BROTHERS

745 SEVENTH AVENUE,

NEW YORK NY 10019

Seller:	Party A

Shares:	Common stock, no par value, of Exelon Corporation (the “Issuer”) Ticker Symbol: (“EXC”)

Prepayment:	Applicable

Prepayment Amount:	As specified in Schedule A

Prepayment Date:	One Exchange Business Day following the Trade Date.

Initial Hedge Period:	As specified in Schedule A

Hedging Price:	The arithmetic average of the 10b-18 VWAPs for all Scheduled Hedging Days during the Initial Hedge Period.

Exchange:	New York Stock Exchange

Related Exchange:	All Exchanges

Valuation:

Valuation Period:	As specified in Schedule A.

Market Disruption Event:	The first sentence of Section 6.3(a) of the Equity Definitions is hereby amended by replacing clause (ii) and clause (iii) in their entirety with “(ii) an Exchange Disruption, which in either case the Calculation Agent reasonably determines is material, (iii) an Early Closure or (iv) a Regulatory Disruption.”

Regulatory Disruption:	A “Regulatory Disruption” shall occur if Party A determines in its reasonable discretion that it is appropriate in light of legal, regulatory or self-regulatory requirements for Party A to refrain from all or any part of the market activity in which it would otherwise engage in connection with the Transaction.

Valuation Time:	The close of trading on the Exchange, without regard to extended trading hours.

Valuation Date:	The last Scheduled Trading Day during the Trading Period.

Settlement Terms:

Settlement Method Election:	Not Applicable

Physical Settlement:	Applicable

Settlement Currency:	USD

Forward Price:	The amount equal to the arithmetic average of the 10b-18 VWAPs for all Scheduled Valuation Days during the Valuation Period, as specified in Schedule B.

Global Deal ID: 3324414

10b-18 VWAP:	For any Trading Day that is not a Disrupted Day, the 10b-18 volume-weighted average price at which the Shares trade as reported in the composite transactions for the principal United States securities exchange on which such Shares are then listed (or, if applicable, the Successor Exchange), as determined by referring to the Bloomberg Page “EXC.N <Equity> AQR SEC” (or any successor thereto), absent manifest error. For any Trading Day that is not a Disrupted Day but on which a manifest error occurs with respect to the Bloomberg Page specified above, an amount determined by the Calculation Agent.

Suspension Event:	Each and every one of the following events: (i) Party A reasonably concludes, in its sole discretion, that Party B will be engaged in a distribution of the Shares for purposes of Regulation M or that the “restricted period” in respect of such distribution has not yet been completed; (ii) Party A reasonably concludes, in its sole discretion, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements, for it to refrain from purchasing Shares during any part of the Valuation Period; or (iii) Party B is subject to a third-party tender offer. Each day on which a Suspension Event occurs is referred to herein as a “Suspension Event Day”.

Exclusion Mechanics:	With respect to each Suspension Event Day or Disrupted Day (each, an “Exclusion Day”) occurring during the Valuation Period, the Calculation Agent must determine whether (i) such Exclusion Day should be excluded in full, in which case such Exclusion Day shall not be included for purposes of determining the Forward Price and the Valuation Period shall be extended for such exclusion by the Calculation Agent, or (ii) such Exclusion Day should only be partially excluded, in which case the 10b-18 VWAP for such Exclusion Day shall be determined by the Calculation Agent based on Rule 10b-18 eligible transactions in the Shares on such Exclusion Day effected during the portion of the Scheduled Trading Day unaffected by such event or events, and the Valuation Period may be extended to account for such exclusion by the Calculation Agent. If a Disrupted Day occurs during the Valuation Period, and each of the nine (9) immediately following alternate Scheduled Trading Days in the Valuation Period is a Disrupted Day, then the Calculation Agent, in its reasonable discretion, may either (i) determine the 10b-18 VWAP for such ninth Scheduled Trading Day and adjust the weighting of the 10b-18 VWAP for the relevant Scheduled Trading Days during the Valuation

Global Deal ID: 3324414

Period as it reasonably deems appropriate for purposes of determining the Forward Price based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares or (ii) disregard such day for purposes of determining the Forward Price and further postpone the Valuation Date, in either case, as it deems appropriate to determine the 10b-18 VWAP.

Number of Shares to be Delivered:	The number of Shares equal to the Share Amount minus the number of Minimum Shares.

Share Amount:	The quotient of the Prepayment Amount divided by the Forward Price; provided that if such quotient is (i) greater than the Maximum Shares, the Share Amount shall equal the Maximum Shares, and (ii) less than the Minimum Shares, the Share Amount shall equal the Minimum Shares.

Settlement Date:	One Exchange Business Days following the Valuation Date.

Minimum Shares:	As specified in Schedule A.

Minimum Share Delivery:	Party A shall deliver a number of Shares equal to the Minimum Shares on the Minimum Share Delivery Date in accordance with Section 9.4 of the Equity Definitions, with the Minimum Share Delivery Date being deemed to be a “Settlement Date” for purpose of such Section 9.4.

Minimum Share Delivery Date:	One Scheduled Trading Day following the Hedge Period End Date

Maximum Shares:	As specified in Schedule A.

Share Delivery:	The parties understand and agree that the delivery of Shares by or on behalf of Party A on each of the first Exchange Business Day immediately following the Hedge Period End Date and on the Settlement Date is irrevocable and that as of such date Party B shall be the sole beneficial owner of the Minimum Shares or the Number of Shares to be Delivered, as the case may be, for all purposes.

Adjustment Payment:	On the Prepayment Date Party B shall pay to Party A as a price adjustment an amount equal to the Adjustment Payment, as specified in Schedule A.

Global Deal ID: 3324414

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment; provided, however, that any declaration of an Extraordinary Dividend during the Initial Hedge Period or the Trading Period shall be an Additional Termination Event under the Agreement with respect to this Transaction, with this Transaction being the Affected Transaction and Party B being the sole Affected Party; provided further that no adjustments may be made to account for changes in volatility, stock loan rate and liquidity relative to the relevant Share. For the avoidance of doubt, the Calculation Agent shall not make any adjustments to account for changes in volatility, stock loan rate or liquidity.

Extraordinary Events:

Announcement Date:	The definition of “Announcement Date” in Section 12.1 of the Equity Definitions will be amended by replacing the words “voting shares” in the fifth line thereof with the word “Shares”.

Consequences of Merger Events:

Share-for-Share:	Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment

Share-for-Combined:	Component Adjustment

Tender Offer:	Applicable

The definition of “Tender Offer” in Section 12.1 of the Equity Definitions will be amended by replacing the phrase “greater than 10% and less than 100% of the outstanding voting shares of the Issuer” in the third and fourth line thereof with “greater than 10% and less than 100% of the outstanding Shares of the Issuer”.

The definition of “Tender Offer Date” in Section 12.1 of the Equity Definitions will be amended by replacing the words “voting shares” in the first line thereof with the word “Shares”.

Consequences of Tender Offers:

Share-for-Share:	Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment

Share-for-Combined:	Component Adjustment

New Shares:	The definition of “New Shares” in Section 12.1 of the Equity Definitions shall be amended by deleting subsection (i) in its entirety and replacing it with the

Global Deal ID: 3324414

following: “(i) publicly quoted, traded or listed on the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors) and”.

Announcement Event:	If an Announcement Event occurs, the Calculation Agent will determine the economic effect of the Announcement Date on the theoretical value of the Transaction from the Announcement Date to the Valuation Date. If such economic effect is material, the Calculation Agent will adjust the terms of the Transaction to reflect such economic effect. “Announcement Event” shall mean the occurrence of the Announcement Date of a Merger Event or Tender Offer.

Composition of Combined Consideration:	Not Applicable

Nationalization, Insolvency or Delisting:	Cancellation and Payment

Delisting:	The definition of “Delisting” in Section 12.6 of the Equity Definitions shall be deleted in its entirety and replaced with the following: “‘Delisting’ means that the Exchange announces that pursuant to the rules of such Exchange, the Shares cease (or will cease) to be listed, traded or publicly quoted on the Exchange for any reason (other than a Merger Event or Tender Offer) and are not immediately re-listed, re-traded or re-quoted on the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors)”

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “or public announcement of the formal or informal interpretation” and (ii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date.”

Insolvency Filing:

Applicable

The definition of “Insolvency Filing” in Section 12.9 of the Equity Definitions shall be amended by deleting the clause “provided that such proceedings instituted or petitions presented by creditors and not consented to by the Issuer shall not be deemed an Insolvency Filing” at the end of such definition and replacing it

Global Deal ID: 3324414

with the following: “; or it has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by a creditor and such proceeding is not dismissed, discharged, stayed or restrained in each case within fifteen (15) days of the institution or presentation thereof.”

Section 12.9(b)(i) of the Equity Definitions is hereby amended by adding the following sentence at the end: “If neither party elects to terminate the Transaction, the Calculation Agent may adjust the terms of the Transaction upon the occurrence of such an event pursuant to Modified Calculation Agent Adjustment (as if such event were a Tender Offer).”

Hedging Disruption:	Not Applicable

Increased Cost of Hedging:	Not Applicable

Loss of Stock Borrow:	Applicable For purposes of Section 12.9 of the Equity Definitions, all references to “Hedging Shares” shall be deemed to be references to Party A’s short position in respect of the Transaction.

Maximum Stock Loan Rate:	As specified in Schedule A

Increased Cost of Stock Borrow:	Not Applicable

Hedging Party:	Party A shall be the Hedging Party in connection with all Extraordinary Events

Determining Party:	Party A shall be the Determining Party in connection with all Extraordinary Events

Acknowledgments:

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Additional Matters:

Accuracy of Specified Information.	Section 3(d) of the Agreement is hereby amended by adding in the third line thereof after the word “respect” and before the period the words “or, in the case of audited or unaudited financial statements or balance sheets, a fair presentation of the financial condition of the relevant person.”

Global Deal ID: 3324414

Amendment of Section 3(a)(iv).	Section 3(a)(iv) of the Agreement is modified by inserting the following at the beginning thereof: “To such party’s best knowledge,”.

Affected Parties.	For purposes of Section 6(e) of the Agreement, each party shall be deemed to be an Affected Party in connection with Illegality and any Tax Event.

Additional Representations, Warranties and Agreements of Party B:

In addition to the representations, warranties and agreements set forth in the Agreement and elsewhere in this Confirmation, Party B further represents, warrants and agrees that:

(a)(i)It is not entering into this Transaction on behalf of or for the account of any other person or entity, and will not transfer or assign its obligations under this Transaction or any portion of such obligations to any other person or entity except in compliance with applicable laws and the terms of this Transaction; (ii) it is authorized to enter into this Transaction and such action does not violate any laws of its jurisdiction of organization or residence (including, but not limited to, any applicable position or exercise limits set by any self-regulatory organization, either acting alone or in concert with others) or the terms of any agreement to which it is a party; (iii) it has consulted with its legal advisor(s) and has reached its own conclusions about this Transaction, and any legal, regulatory, tax, accounting or economic consequences arising from this Transaction; and (iv) it has concluded that this Transaction is suitable in light of its own investment objectives, financial capabilities and expertise.

(b) It is an “eligible contract participant” as the term is defined in Section 1a(12) of the Commodity Exchange Act, as amended.

(c) Neither Party A nor any of its affiliates has advised Party B with respect to any legal, regulatory, tax, accounting or economic consequences arising from the Transaction, and neither Party A nor any of its affiliates is acting as agent (other than LBI as dual agent if specified above), or advisor for Party B in connection with the Transaction.

(d) Party B is not in possession of any material non-public information concerning the business, operations or prospects of the Issuer and was not in possession of any such information at the time of placing any order with respect to the Transaction.

“Material” information for these purposes is any information to which there is a substantial likelihood

Global Deal ID: 3324414

that a reasonable investor would attach importance in reaching a decision to buy, sell or hold any securities of the Issuer(s) because the information would significantly alter the total mix of information available.

(e) Each of its required filings under all applicable securities laws have been filed and that, as of the respective dates thereof, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements therein not misleading.

(f) Party B is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares), to manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or to facilitate a distribution of Shares (or any security convertible into or exchangeable for Shares).

(g) Party B has not entered into any obligation that would contractually limit it from effecting Physical Settlement under this Transaction and it agrees not to enter into any such obligation during the term of this Transaction.

(h) If Party B purchases any Shares pursuant to this Transaction, such purchase(s) will comply with (i) all laws and regulations applicable to it and (ii) all material contractual obligations of Party B.

(i) It is not, and, after giving effect to the transactions contemplated hereby will not an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

Extraordinary Dividends:	The declaration of each dividend or distribution (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) or (B) of the Equity Definitions) having an ex-dividend date during the Trading Period, other than the declaration of a dividend equal to Ordinary Dividend Amount with a Record Date of the Scheduled Dividend Date. For the avoidance of doubt, the rescheduling of a Scheduled Dividend Date to a date that is five or more Exchange Business Days prior to the expected date shall result in an Ordinary Dividend Amount payable on such rescheduled day becoming an Extraordinary Dividend.

Regulatory Provisions:	(a) Party B represents and warrants that it has received and read and understands the Notice of Regulatory Treatment and the OTC Option Risk Disclosure Statement.

Global Deal ID: 3324414

(b) The Agent will furnish Party B upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with the Transaction evidenced hereby.

Solvency:	As of the Trade Date and the Minimum Share Delivery Date, Party B represents, warrants and agrees that Party B is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code)) and Party B would be able to purchase the Maximum Shares in compliance with the laws of the jurisdiction of Party B’s incorporation.

Company Purchases:	Without the prior written consent of Party A, which shall not be unreasonably delayed or denied, except for transactions pursuant to company benefit plans and except for purchases which are not solicited by or on behalf of Party B or its affiliated purchasers (each as defined in Rule 10b-18), Party B shall not purchase, and shall cause its affiliated purchasers not to directly or indirectly purchase, any Shares (or equivalent interests or securities exchangeable, convertible or exercisable into Shares), or be a party to any repurchase or similar agreements pursuant to which a valuation, averaging or hedging period or similar such period occurs on a Scheduled Trading Day in the Hedge Period or the Valuation Period.

Regulation M:

Party B represents that as of the Trade Date it is not engaged in a distribution, as such term is used in Regulation M under the Exchange Act (“Regulation M”).

Party B agrees that during the Initial Hedge Period and the Trading Period, neither Party B nor any of its affiliates or agents shall make any “distribution” (as defined in Regulation M) of Shares, or any security for which Shares are a “reference security” (as defined in Regulation M).

No Collateral:	Notwithstanding any provision of this Confirmation, the Agreement or the Definitions, or any other agreement between the parties, to the contrary, the obligations of Party B hereunder are not secured by any collateral.

Set-Off and Netting:	Subject to the following paragraph, obligations under the Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Agreement)

Global Deal ID: 3324414

against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against obligations under the Transaction, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment.

The provisions of Section 2(c) of the Agreement shall not be applicable to any Transaction; provided, however, that with respect to this Agreement or any other ISDA Master Agreement between the parties, any Share delivery obligations on any day of Party A, on the one hand, and Party B, on the other hand, shall be netted. The resulting Share delivery obligation of a party upon such netting shall be rounded down to the nearest number of whole Shares, such that neither party shall be required to deliver any fractional Shares.

Rule 10b-18:

During the Initial Hedge Period, Party A agrees to use commercially reasonable efforts to make all purchases of Shares (other than purchases made by Party A as part of its dynamic adjustment of its hedge of the options embedded in the Transaction) in a manner that would comply with the limitations set forth in clauses (b)(2), (b)(3), (b)(4) and (c) of Rule 10b-18 under the Securities Exchange Act of 1934 (“Rule 10b-18”), as if such rule was applicable to such purchases in connection with any offer to purchase and any purchase of Shares during the Initial Hedge Period in connection with this Transaction.

Party B shall, at least one day prior to the first day of the Initial Hedge Period, notify Party A in writing of the total number of Shares purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception set forth in clause (b)(4) of Rule 10b-18 by Party B or any of its affiliates during each of the four calendar weeks preceding such day and during the calendar week in which such day occurs (“Rule 10b-18 purchase” and “blocks” each as defined in Rule 10b-18).

Rule 10b5-1:	It is the intent of the parties that the Transaction comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Exchange Act (“Rule 10b5-1”),

Global Deal ID: 3324414

and the parties agree that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c), and Party B shall take no action that results in this transaction not so complying with such requirements). Without limiting the generality of the preceding sentence, Party B acknowledges and agrees that (A) Party B does not have, and shall not attempt to exercise, any influence over how, when or whether Party A effects any purchases in connection with the Transaction, (B) during the Initial Hedge Period and the Trading Period neither Party B nor its officers or employees shall, directly or indirectly, communicate any information regarding Party B or the Shares to any employee of Party A or its affiliates who is directly involved with the hedging of and trading with respect to the Transaction, (C) Party B is entering into the Transaction in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 and (D) Party B will not alter or deviate from this Confirmation or enter into or alter a corresponding hedging transaction with respect to the Shares. Party B also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 and no such amendment, modification, waiver or termination shall be made at any time at which Party B or any officer or director of Party B is aware of any material non-public information regarding Party B or the Shares.

Certain Payments and Deliveries:	Notwithstanding anything to the contrary herein, or in the Equity Definitions, if at any time (i) an Early Termination Date occurs and Party A would be required to make a payment pursuant to Section 6 of the Agreement, (ii) an Extraordinary Event occurs and Party A would be required to make a payment pursuant to Article 12 of the Equity Definitions or (iii) Party A is required to make a payment pursuant to any other provision hereof, of the Agreement or of the Definitions, then Party B shall have the right, in its sole and absolute discretion, to elect that, in lieu of such payment, Party A shall deliver to Party B, at the time such payment would have been due and in the manner provided under “Physical Settlement”

Global Deal ID: 3324414

in the Equity Definitions, a number of Shares equal to the quotient obtained by dividing (A) the amount that would have been so payable by (B) the fair market value per Share of the Shares so delivered at the time of such delivery, as determined by the Calculation Agent in a commercially reasonable manner.

Payments on Early Termination:	Party A and Party B agree that for this Transaction, for the purposes of Section 6(e) of the Agreement, Loss and the Second Method will apply.

Special Provisions for Party B Payments:	Party A and Party B agree that, notwithstanding anything to the contrary herein or in the Agreement, in the event that (i) an Early Termination Date (whether as a result of an Event of Default or Termination Event) occurs or is designated with respect to any Transaction and, as a result, Party B owes to Party A an amount calculated under Section 6(e) of the Agreement or (ii) an Extraordinary Event occurs that results in the termination or cancellation of any Transaction pursuant to Article 12 of the Equity Definitions and, as a result, Party B owes to Party A a Cancellation Amount or any other amount in respect to the Transaction, such amount shall be deemed to be zero. For the avoidance of doubt, the Party B shall not be required to make any additional cash payments (other than the Prepayment Amount) or deliver or return any Shares pursuant to the terms of the Transaction (including, without limitation, any Shares delivered on the Minimum Share Delivery Date).

Transfer:	Notwithstanding Section 7 of the Agreement, Party A may assign its rights and obligations under the Transaction, in whole and not in part, to any Affiliate of Lehman Brothers Holdings Inc. (“Holdings”) effective upon delivery to Party B of the full unconditional guarantee by Holdings, in favor of Party B, of the obligations of such Affiliate; provided that (i) Party B will not, as a result of such transfer, be required to pay to the Affiliate an amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) of the Agreement (except in respect of interest under Section 2(e), 6(d)(ii), or 6(e)) greater than the amount in respect of which Party B would have been required to pay to Party A in the absence of such transfer; (ii) the Affiliate will not, as a result of such transfer, be required to withhold or deduct on account of a Tax under Section 2(d)(i) of the Agreement (except in respect of interest under Section 2(e), 6(d)(ii), or 6(e)) an amount in excess of that which Party A would have

Global Deal ID: 3324414

been required to withhold or deduct in the absence of such transfer, unless the Affiliate would be required to make additional payments pursuant to Section 2(d)(i)(4) of the Agreement corresponding to such excess.

Binding Contract:	This Confirmation, as supplemented by the Confirmation Pricing Supplement, is a “qualified financial contract”, as such term is defined in Section 5-701(b)(2) of the General Obligations Law of New York (the “General Obligations Law”); (ii) the Confirmation Pricing Supplement constitutes a “confirmation in writing sufficient to indicate that a contract has been made between the parties” hereto, as set forth in Section 5-701(b)(3)(b) of the General Obligations Law; and (iii) this Confirmation constitutes a prior “written contract” as set forth in Section 5-701(b)(1)(b) of the General Obligations Law, and each party hereto intends and agrees to be bound by this Confirmation, as supplemented by the Confirmation Pricing Supplement. Party A and Party B further agree and acknowledge that this Confirmation, as supplemented by the Confirmation Pricing Supplement, constitutes a contract “for the sale or purchase of a security”, as set forth in Section 8-113 of the Uniform Commercial Code of New York.

Governing Law:	The laws of the State of New York, without reference to choice of law doctrine.

Termination Currency:	USD

Disclosure.	Each party hereby acknowledges and agrees that Party A has authorized Party B to disclose each Transaction and any related hedging transaction between the parties if and to the extent that Party B reasonably determines (after consultation with Party A) that such disclosure is required by law or by the rules of any securities exchange or similar trading platform.

Severability.	If any term, provision, covenant or condition of this Confirmation, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable in whole or in part for any reason, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Confirmation had been executed with the invalid or unenforceable provision eliminated, so long as this Confirmation as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Confirmation and the deletion of such portion of this

Global Deal ID: 3324414

Confirmation will not substantially impair the respective benefits or expectations of parties to this Agreement; provided, however, that this severability provision shall not be applicable if any provision of Section 2, 5, 6 or 13 of the Agreement (or any definition or provision in Section 14 to the extent that it relates to, or is used in or in connection with any such Section) shall be so held to be invalid or unenforceable.

Waiver of Trial By Jury:	Insofar as is permitted by law, each party irrevocably waives any and all rights to trial by jury in any legal proceeding in connection with the Transaction, and acknowledges that this waiver is a material inducement to the other party’s entering into the Transaction hereunder.

Calculation Agent:

Lehman Brothers Inc.

All determinations made by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. Following any calculation by the Calculation Agent hereunder, upon a written request by Party B, the Calculation Agent will provide to Party B by e-mail to the e-mail address provided by Party B in such a prior written request a report displaying in reasonable detail the basis for such calculation.

THE SECURITIES REPRESENTED BY THE CONFIRMATION HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 OR ANY OTHER UNITED STATES FEDERAL OR STATE SECURITIES LAWS; SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF APPROPRIATE REGISTRATION UNDER SUCH SECURITIES LAWS OR EXCEPT IN A TRANSACTION EXEMPT FROM OR NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF SUCH SECURITIES LAWS.

Global Deal ID: 3324414

Please confirm your agreement with the foregoing by executing this Confirmation and returning such Confirmation, in its entirety, to us at facsimile number 646-885-9546 (United States of America), Attention: Documentation.

Yours sincerely,	Accepted and agreed to:

Lehman Brothers OTC Derivatives Inc.	Exelon Corporation

By:	By:
Name:	Name:
Title:	Title:

Execution time will be furnished upon Party B’s written request.

Global Deal ID: 3324414